Exhibit 99.1

LIBERTY MEDIA RECEIVES STOCKHOLDER APPROVAL FOR SPLIT-OFF OF LIBERTY CAPITAL AND LIBERTY STARZ; CHANGES NAME OF SPLITCO

Englewood, Colo, May 24 - Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced that it has received approval from its stockholders to split-off (the “Split-Off”) the businesses, assets and liabilities currently attributed to its Liberty Capital and Liberty Starz tracking stock groups.

As previously announced, the Delaware Court of Chancery ruled in Liberty’s favor in its case against the Bank of New York that the Split-Off will not constitute a disposition of all or substantially all the assets of Liberty Media, LLC under the indenture governing its public indebtedness.  A final decree implementing the ruling was entered on May 9th.  The judgment is subject to appeal, which must be lodged within 30 days from the entry of the final decree.  If an appeal is filed, Liberty will request expedition of the appeal.

The consummation of the Split-Off is conditioned on a final non-appealable judgment in the Delaware matter, in addition to the other conditions disclosed in Liberty’s proxy statement.

In anticipation of the consummation of the Split-Off, Liberty recently changed the name of the entity to be split-off from Liberty Splitco, Inc. to Liberty CapStarz, Inc.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses.  Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com and Expedia, (2) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes Liberty Media’s interest in Starz, LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries the Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Live Nation, Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to Liberty CapStarz, Inc.’s effective registration statement (f/k/a Liberty Splitco, Inc.). Liberty stockholders and other investors are urged to read the Form S-4 registration statement on file with the SEC, including Liberty’s proxy statement/prospectus contained therein, because they contain important information about the split-off.  Copies of Liberty’s and Liberty CapStarz, Inc.’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Contact:	Courtnee Ulrich
(720) 875-5420